Exhibit 10.41

December 8, 2005

Mr. James R. Bolch
12 Jordan Lane
Unionville, CT

Dear Jim,

As an addendum to our employment agreement (dated August 22, 2005), the following additional relocation support is provided.

In consideration of the expenses that you will incur associated with your temporary housing expense in the Davidson, North Carolina area, IR will provide a $3,000 per month supplemental temporary housing allowance for one year. This payment will be subject to normal taxes as regular income.

Sincerely,

/s/ Herbert L. Henkel

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc: R. C. Butler – Executive Director Compensation and Benefits